Exhibit 5.1

Aon plc

Metropolitan Building

James Joyce Street

Dublin 1

Ireland

Our Ref	Your Ref	1 April 2020
FBO/659500.5

Dear Sirs

Registration Statements on Form S-8 of Aon plc

We are acting as Irish counsel to Aon plc, a public limited company incorporated under the laws of Ireland (company number 604607) (the “Company”), in connection with the filing by the Company, on the date hereof, of post-effective amendments to the Company’s registration statements on Form S-8 pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statements”), to which this Opinion is an exhibit, with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register, under the Securities Act, class A ordinary shares in the capital of the Company (“A Ordinary Shares”) that may become issuable pursuant to the plans listed in Part A of Schedule 1 to this Opinion (the “Plans”), as assumed, amended and restated effective April 1, 2020.

In connection with this Opinion, we have reviewed:

1.	the Plans;

2.	the assumption and amendments agreements listed in Part B of Schedule 1;

3.	copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions expressed below; and

4.

searches carried out by independent law researchers on our behalf against the Company on March 31, 2020 in (i) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (ii) the Judgments’ Office of the Central Office of the High Court of Ireland and (iii) the Companies Registration Office.

Based on the foregoing, and subject to the further assumptions, qualifications and limitations set out in this Opinion, we are of the opinion that the A Ordinary Shares, when issued pursuant to the terms of the Plans (including any applicable and duly authorised award agreement under the Plans), subject to receipt by the Company of the full consideration payable therefor, will be validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such A Ordinary Shares are not subject to calls for additional payments on such shares).

For the purposes of this Opinion, we have assumed: (i) the truth and accuracy of the contents of all documents and searches reviewed as to factual matters, but have made no independent investigation regarding such factual matters; (ii) all signatures, initials, seals and stamps contained in, or on, all documents submitted to us are genuine; (iii) all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies (including without limitation any document submitted to us as a pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete; (iv) at the time of the allotment and issue of any A Ordinary Shares pursuant to the terms of the Plans, the Company will have a sufficient number of authorised but unissued A Ordinary Shares in its share capital (being at least equal to the number of A Ordinary Shares to be allotted and issued); (v) at the time of the allotment and issue of any A Ordinary Shares (or the grant of any right to subscribe for, or convert any security into, A Ordinary Shares (a “convertible right”)) pursuant to the terms of the Plans, to the extent required, (A) the directors of the Company will, in accordance with section 1021 of the Companies Act 2014 of Ireland (the “Companies Act”), have been generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of “relevant securities” (within the meaning of that section) (being at least equal to the number of A Ordinary Shares the subject of such allotment and issuance or grant of a convertible right) and (B) the directors of the Company will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of the Company to allot and issue such A Ordinary Shares or grant convertible rights as if section 1022(1) did not apply to such allotment and issuance or grant; (vi) where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company (or by written resolution passed in lieu thereof) in accordance with the requirements of section 1078 of the Companies Act; (vii) the full consideration for all A Ordinary Shares to be allotted and issued pursuant to the Plans will have been received by the Company prior to the issuance of such A Ordinary Shares; (viii) no A Ordinary Shares will be allotted and issued pursuant to the Plans for less than their nominal value; (ix) no A Ordinary Shares will be allotted and issued pursuant to the Plans for consideration other than cash; (x) no A Ordinary Shares will be allotted and issued other than pursuant to a resolution of the board of directors of the Company or a duly authorised committee thereof; and (xi) the Company shall not give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of any A Ordinary Shares pursuant to the Plans, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

This Opinion is based upon, and limited to, the laws of Ireland as is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statements and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statements and to the reference to Matheson therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson

MATHESON

Schedule 1

Part A: The Plans

1.	Aon plc 2011 Incentive Plan, as amended and restated, effective March 29, 2019.

2.	Aon Deferred Compensation Plan, as amended and restated, effective November 17, 2016.

3.	Aon plc Global Share Purchase Plan, as amended and restated, effective April 2, 2012.

4.	Aon Stock Award Plan, as amended and restated, effective through February 2000.

5.	Aon Stock Incentive Plan, as amended and restated, Effective April 2, 2012.

Part B: Assumption and Amendment Agreements

1.	Deed of Assumption of the Company, dated April 1, 2020.

2.	Master Amendment of the Remaining Plans, dated April 1, 2020, by and between Aon Corporation, Christa Davis and Gregory Case.

4